CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Toucan Interactive Corp.

As independent registered public accountants, we hereby consent to the use of our audit report dated March 31, 2014, with respect to the financial statements of Toucan Interactive Corp. in its Post-Effective Amendment No. 2 to Form S-1 Registration Statement relating to the registration of 3,000,000 shares of common stock. We also consent to the reference of our firm under the caption “interest of named experts and counsel” in the registration statement.

/s/ KLJ & Associates, LLP

St. Louis Park, MN

April 24, 2015

1660 Highway 100 South

Suite 500

St. Louis Park, MN  55416

630.277.2330